Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2006 accompanying the consolidated financial statements and management’s assessments of the effectiveness of internal control over financial reporting of Atlas Pipeline Partners, L.P. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and our report dated March 3, 2006 accompanying the consolidated balance sheet of Atlas Pipeline GP, LLC as of December 31, 2005 included in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the year ended December 31, 2005; our report dated April 25, 2005 accompanying the financial statements of ETC Oklahoma Pipeline Ltd. as of August 31, 2004 and 2003, and for the year ended August 31, 2004 and for the eleven months ended August 31, 2003 and our report dated April 25, 2005 accompanying the financial statements of the Elk City System (a division of the Aquila Gas Pipeline Corporation), for the year ended September 30, 2002 included in the Current Report of Atlas Pipeline Partners, L.P. on Form 8-K dated May 24, 2005; and our report dated March 9, 2005 accompanying the consolidated balance sheet of Atlas Pipeline Partners GP, LLC as of December 31, 2004 included in the Current Report of Atlas Pipeline Partners, L.P. on Form 8-K dated November 18, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statement on Form S-3. We consent to the use of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

August 23, 2006